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                                                                    Exhibit 99


August 31, 2000



To our Stockholders:

     The purpose of this letter is to provide you with an update on a number of issues initially described in our previous letter to stockholders dated May 30, 2000.

Settlement of Litigation
------------------------

As described in our last letter, a lawsuit was filed on April 18, 2000 by the Company against four former officers and certain entities they controlled. This lawsuit was settled under the terms of a confidential settlement agreement, dated April 21, 2000, which provided for the Company to receive, among other things, a $6 million payment. Pursuant to the settlement agreement, the Company was to be paid in installments over a fourteen month period - through July 2001. As of the date hereof, the Company has received the entire $6 million proceeds of the settlement. Management will evaluate, with advice of counsel, the ability to pursue any other avenues of further recovery.

Termination of SEC Registration and Dispute With Grant Thornton
----------------------------------------------------------------

In light of the expense required on an annual basis, the Company has decided to terminate its status as a public company reporting to the Securities and Exchange Commission (the "SEC"). While the Company will no longer voluntarily make periodic financial reports with the SEC, the Company intends to continue to
make reports to its stockholders on a regular basis.   As noted in our previous
letter, the last report the Company was able to file with the SEC was its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and the Company was assessing whether it might be necessary to restate certain financial statements previously filed. The Company intends to make commercially reasonable efforts to take the appropriate actions as soon as it is able but is currently prevented from doing so due to its dispute with Grant Thornton, LLP ("Grant Thornton"), its former auditors as described below.

Grant Thornton claims they are owed approximately $224,000 by the Company and has refused to grant the Company access to their audit workpapers until they are paid. Earlier this month, the Company notified Grant Thornton that it was dissatisfied with Grant Thornton's performance as

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Letter to Stockholders
August 31, 2000
Page 2


the Company's independent auditors in connection with the 1998 and 1999 audits of the Company's financial statements. On August 10, 2000, Grant Thornton submitted a letter to the Company, resigning as the Company's auditors and formally withdrawing its audit reports for the 1998 and 1999 fiscal years. It is the intent of the Board of Directors to engage new auditors as soon as practicable.

The Grant Thornton workpapers which are being withheld contain certain detail and information necessary for the preparation of the Company's financial statements. This information cannot be replicated by the Company without devoting extraordinary effort and expense. Management has determined it would not be prudent to incur such expense at this time given the Company's overall financial situation. Therefore, without the Grant Thornton workpapers, the Company will be unable to complete its consolidated financial statements for the year ended June 30, 2000. Moreover, even if the Company determines it is appropriate to do so, until the workpapers are released the Company will be unable to restate the 1998 and 1999 financials and also will be unable file the quarterly reports on Form 10-Q for the quarters ended December 31, 1999 and March 31, 2000.

Provident Bank of Cincinnati
----------------------------

The Company's loans from Provident Bank of Cincinnati have been repaid in full.

Renegotiation of Agreements with Finova Mezzanine Capital Financial Corporation
-------------------------------------------------------------------------------
and Other Parties
-----------------

On July 6, 2000, the Company entered into a forbearance agreement with Finova Mezzanine Capital, Inc. ("Finova"), pursuant to which Finova has conditionally agreed not to exercise default remedies in connection with its $6 million loan to the Company until after January 6, 2001. Management is attempting to negotiate with Finova, among other things, a waiver of all past defaults (which are limited as of the date of this letter, to covenant violations) and improve the interest rate payable to Finova. The Company is now current with respect to its payment obligations with Finova.

As previously reported, the assets of Imtek Corp. d/b/a/ Imtek Office Solutions and Barbera Business Systems, Inc., the Company's office solutions subsidiaries, were sold under the terms of a secured creditor's sale in April, 2000 and the operations of those subsidiaries have ceased. The Company has retained certain lease and guaranty obligations, the terms of which the Company is attempting to renegotiate. While management expects to be successful in the negotiations, there can be no assurance that management will be able to reach agreement. In order to meet its obligations, including those liabilities assumed resulting primarily from the termination of office solutions business, the Company must maintain the historical levels of profitability of the viatical subsidiary.

The Company is in various stages of negotiation with certain other vendors and lessors in an attempt to make the terms of these agreements more favorable to the Company. While the

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Letter to Stockholders
August 31, 2000
Page 3



Company expects to be able to reach agreement with Finova and the other parties, there can be no assurance that the Company will be able to do so.

Other Developments
------------------

In addition, the Company continues to make progress on the development of its viatical business. A new viatical product "Absolute Assurance" was recently introduced which includes a stop-loss feature backed by a contingency insurance policy from Lloyds of London arranged through Marsh USA. The Company is also actively pursuing the securitization of viatical settlements and recently entered into an agreement with Morgan, Spalding, an investment banking firm, in connection with those efforts.



                                             Respectfully submitted,


                                             Board of Directors